BADGER PAPER MILLS, INC.



                          PROFIT SHARING PLAN AND TRUST
                             FOR NON-UNION EMPLOYEES



                Effective as Amended and Restated:  July 1, 1994






                                   Drafted By:

                            Attorney Jeffery Mandell
                          BOARDMAN, SUHR, CURRY & FIELD
                      1 South Pinckney Street -- Suite 401
                                  P.O. Box 927
                             Madison, WI 53701-0927
                                 (608) 257-9521


                          PROFIT SHARING PLAN AND TRUST
                             FOR NON-UNION EMPLOYEES

                                Table of Contents


   CHAPTER 1  History, Restatement and Continuation of Prior Plan  . . .    1
              Section 1.1-Plan and Trust History   . . . . . . . . . . .    1
              Section 1.2-Restatement  . . . . . . . . . . . . . . . . .    1

   CHAPTER 2  Definitions and Construction   . . . . . . . . . . . . . .    2
              Section 2.1-Definitions  . . . . . . . . . . . . . . . . .    2
              Section 2.2-Construction   . . . . . . . . . . . . . . . .    7

   CHAPTER 3  Participation and Service  . . . . . . . . . . . . . . . .    8
              Section 3.1-Participation  . . . . . . . . . . . . . . . .    8
              Section 3.2-Years of Service and Hours of
                  Employment . . . . . . . . . . . . . . . . . . . . . .    8
              Section 3.3-Inactive Status  . . . . . . . . . . . . . . .   11
              Section 3.4-Participation and Service Upon
                  Reemployment . . . . . . . . . . . . . . . . . . . . .   11

   CHAPTER 4  Contributions and Forfeitures  . . . . . . . . . . . . . .   12
              Section 4.1-Employer Contributions   . . . . . . . . . . .   12
              Section 4.2-401(k) Contributions   . . . . . . . . . . . .   12
              Section 4.3-Distribution of Excess Deferrals and
                       Contributions . . . . . . . . . . . . . . . . . .   13
              Section 4.4-Disposition of Forfeitures   . . . . . . . . .   13
              Section 4.5-Rollover Accounts  . . . . . . . . . . . . . .   14

   CHAPTER 5  Allocations to Participants' Accounts  . . . . . . . . . .   15
              Section 5.1-Individual Accounts  . . . . . . . . . . . . .   15
              Section 5.2-Account Adjustments  . . . . . . . . . . . . .   15
              Section 5.3-Maximum Additions  . . . . . . . . . . . . . .   16

   CHAPTER 6  Benefits   . . . . . . . . . . . . . . . . . . . . . . . .   17
              Section 6.1-Retirement or Disability   . . . . . . . . . .   17
              Section 6.2-Death  . . . . . . . . . . . . . . . . . . . .   17
              Section 6.3-Vesting and Termination of Employment  . . . .   17
              Section 6.4-Payment of Benefits  . . . . . . . . . . . . .   18
              Section 6.5-Hardship and In-Service Distributions  . . . .   22
              Section 6.6-Designation of Beneficiary   . . . . . . . . .   23

   CHAPTER 7  Trust Fund   . . . . . . . . . . . . . . . . . . . . . . .   23

   CHAPTER 8  Administration of Plan   . . . . . . . . . . . . . . . . .   24
              Section 8.1-Allocation of Responsibility Among
                  Fiduciaries for
                       Plan and Trust Administration . . . . . . . . . .   24
              Section 8.2-Appointment of Committee   . . . . . . . . . .   25
              Section 8.3-Claims Procedure   . . . . . . . . . . . . . .   25
              Section 8.4-Records and Reports  . . . . . . . . . . . . .   25
              Section 8.5-Other Committee Powers and Duties  . . . . . .   25
              Section 8.6-Rules and Decisions  . . . . . . . . . . . . .   26
              Section 8.7-Committee Procedures   . . . . . . . . . . . .   26
              Section 8.8-Application and Forms for Benefits   . . . . .   27
              Section 8.9-Facility of Payment  . . . . . . . . . . . . .   27
              Section 8.10-Evidence of Employer's Actions  . . . . . . .   27
              Section 8.11-Evidence of Committee's Actions   . . . . . .   27
              Section 8.12-Evidence in Writing   . . . . . . . . . . . .   27

   CHAPTER 9  Administration of Trust  . . . . . . . . . . . . . . . . .   27
              Section 9.1-Trustee's Powers   . . . . . . . . . . . . . .   27
              Section 9.2-Expenses of Plan and Trustee   . . . . . . . .   29
              Section 9.3-Liability of Trustee   . . . . . . . . . . . .   29
              Section 9.4-Records and Accounting   . . . . . . . . . . .   29
              Section 9.5-Removal of Trustee   . . . . . . . . . . . . .   29
              Section 9.6-Investment Manager   . . . . . . . . . . . . .   30
              Section 9.7-Investment Instructions  . . . . . . . . . . .   30

   CHAPTER 10 Amendments and Action by Employer  . . . . . . . . . . . .   31
              Section 10.1-Amendments  . . . . . . . . . . . . . . . . .   31
              Section 10.2-Amendments to Vesting Schedule  . . . . . . .   31
              Section 10.3-Action by Employer  . . . . . . . . . . . . .   31

   CHAPTER 11 Successor Employer and Merger or Consolidation of
              Plans  . . . . . . . . . . . . . . . . . . . . . . . . . .   31
              Section 11.1-Successor Employer  . . . . . . . . . . . . .   31
              Section 11.2-Plan Assets   . . . . . . . . . . . . . . . .   32

   CHAPTER 12 Plan Termination   . . . . . . . . . . . . . . . . . . . .   32
              Section 12.1-Right to Terminate  . . . . . . . . . . . . .   32
              Section 12.2-Partial Termination   . . . . . . . . . . . .   32
              Section 12.3-Liquidation of the Trust Fund   . . . . . . .   32
              Section 12.4-Manner of Distribution  . . . . . . . . . . .   33

   CHAPTER 13 Miscellaneous  . . . . . . . . . . . . . . . . . . . . . .   33
              Section 13.1-Nonguarantee of Employment  . . . . . . . . .   33
              Section 13.2-Rights to Trust Assets  . . . . . . . . . . .   33
              Section 13.3-Nonalienation of Benefits   . . . . . . . . .   33
              Section 13.4-Discontinuance of Employer Contribu-
                  tions  . . . . . . . . . . . . . . . . . . . . . . . .   33
              Section 13.5-Service of Process  . . . . . . . . . . . . .   33
              Section 13.6-Missing Payee   . . . . . . . . . . . . . . .   34
              Section 13.7-Applicable Law  . . . . . . . . . . . . . . .   34
              Section 13.8-Qualified Status of Trust   . . . . . . . . .   34
              Section 13.9-Top Heavy Rules   . . . . . . . . . . . . . .   34
              Section 13.10-Additions  . . . . . . . . . . . . . . . . .   37
              Section 13.11-Highly Compensated Employees   . . . . . . .   37
              Section 13.12-Disability Plan  . . . . . . . . . . . . . .   37


                                    CHAPTER 1

               History, Restatement and Continuation of Prior Plan

        Section 1.1-Plan and Trust History: Badger Paper Mills, Inc. ("Principal Employer"), a Wisconsin corporation, established a pension plan for salaried employees on December 15, 1943, funded by individual policy contracts. This plan was changed on December 1, 1955 to a self-administered trusteed pension plan, consisting of a plan and a trust. The plan and trust were amended and restated on December 15, 1964 as a profit sharing plan and trust and have been continued in that form to the present time. Effective January 1, 1976 the plan was amended and completely restated for the purpose of complying with the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). Additional amendments were made in 1978 to comply with ERISA.

        Amendments were made effective January 1, 1984 to comply with the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA"). Amendments also were made effective January 1, 1985 to meet the requirements of the Tax Reform Act of 1984 ("TRA '84") and the Retirement Equity Act of 1984 ("REA"). Effective January 1, 1985, a qualified cash or deferred arrangement under Code Section 401(k) was added to the Plan. Generally effective January 1, 1989, unless some other date was required by law, the plan was amended and restated to meet the requirements of the Tax Reform Act of 1986 ("TRA '86"). Subsequent to the TRA '86 restatement, the plan was amended several times.

        The terms of the plan's trust historically were embodied in a separate trust document, most recently entitled the "Badger Paper Mills, Inc. Profit Sharing Trust for Non-Union Employees." Effective July 1, 1994, Valley Trust Company was removed as trustee and replaced by Norwest Bank Minnesota, N.A. Pursuant to the terms of the document herein, and effective July 1, 1994, the terms of the plan and trust are consolidated into one plan document trusteed by Norwest Bank Minnesota, N.A.

        Section 1.2-Restatement: Effective July 1, 1994 ("Effective Date"), unless an earlier effective date is set forth herein with respect to one or more provisions, the plan and trust is amended and restated into the following document, to be known as the Badger Paper Mills, Inc. Profit Sharing Plan and Trust for Non-Union Employees ("Plan" or "Non-Union Plan").

        This Plan, which includes the trust forming part of the Plan, consti-tutes an amendment, restatement and continuation, without a termination or discontinuance, of the prior plan and trust.

        The Plan applies to Employees who, on or after the Effective Date, are in the employ of the Employer. The rights and benefits of an Employee whose final period of employment terminated prior to the Effective Date shall be determined in accordance with the provisions of the applicable prior plan and trust as in effect at the time of such termination of employment unless an earlier effective date is required for any provision.

        The Plan is intended to meet the requirements of Section Section 401(a), 401(k) and 501(a) of the Internal Revenue Code and ERISA, each as amended from time to time, and any other applicable federal legislation.

                                    CHAPTER 2

                          Definitions and Construction

        Section 2.1-Definitions: The following words and phrases, when used herein, unless their context clearly indicates otherwise, shall have the following respective meanings:

        (a) Account: The record maintained to record each Participant's interest in the Plan.

        (b)  Accounting Dates:  The Valuation Dates, as defined herein.

        (c) Additions: With respect to each Limitation Year, the total of Employer contributions, Employee contributions, and Forfeitures allocated to a Participant's accounts. Also see Section 13.10.

        (d) Affiliate: Each subsidiary of the Principal Employer and other corporation, trade or business under common control as defined in ERISA. Any Affiliate that has been approved by the Principal Employer to participate in the Plan may adopt and become a party to the Plan by filing with the Trustee a copy of a resolution of its Board of Directors or other governing body evidencing its election to participate.

        (e) Authorized Leave of Absence: Any absence authorized by the Employer under the Employer's standard personnel practices provided that all persons under similar circumstances must be treated alike in the granting of such Authorized Leaves of Absence and provided further that the Participant returns within the period of authorized absence. An absence due to service in the Armed Forces of the United States shall be considered an Authorized Leave of Absence provided that the absence is caused by war or other emergency, or provided that the Employee is required to serve under the laws of conscription in time of peace, and further provided that the Employee returns to employment with the Employer within the period provided by law.

        (f) Beneficiary: A person or persons (natural or otherwise) designated by a Participant to receive any death benefit which shall be payable under this Plan.

        (g) Break in Service: A Plan Year during which a Participant or Former Participant completes 500 or less hours of employment for the Employer.

        (h) Code: The Internal Revenue Code of 1986, as amended from time to time.

        (i) Committee: The persons designated pursuant to Chapter 8 to administer the Plan, also known as the Profit Sharing Trust Committee for Non-Union Employees.

        (j) Compensation: Effective January 1, 1993, the total of all amounts paid during the Plan Year by an Employer to a Participant for services as an Employee, plus any bonus earned during the Plan Year in which a Participant dies or retires though paid the following Plan Year, but exclusive of severance or termination pay, reimbursement for moving expenses, awards for inventions, premiums for life, accident health and hospitalization insurance, dividends on restricted shares of stock of the Employer, contributions or accruals under Employee deferred compensation, social security, unemployment and other employee benefit plans, compensation realized under Employee stock option and stock purchase agreements, and all other non-cash items paid or delivered to the Employee, but including Employer elective contributions under a qualified cash or deferred plan as defined by Code Section 401(k) and also including compensation which is paid in shares of stock of the Company pursuant to any bonuses determined by the Board.

             For the purpose of allocating the Employer contribution for the Plan Year in which a Participant begins or resumes participation, Compensation paid before his or her participation began or resumed shall be disregarded.

             Effective January 1, 1994, the annual Compensation of each Participant taken into account under the Plan for any Plan Year shall not exceed $150,000, as adjusted by the Secretary of the Treasury.
        In determining the Compensation of a Participant for purposes of the dollar limitation, the rules of Code Section 414(q)(6) shall apply, except in applying such rules, the term "family" shall include only the spouse of the Participant and any lineal descendants of the Participant who have not attained age 19 before the close of the year. If, as a result of the application of such rules the adjusted dollar limitation is exceeded, then the limitation shall be prorated among the affected individuals in proportion to each such individual's Compensation as determined under this Section prior to the application of this limitation.

        (k) Disability: A physical or mental condition which, in the judgment of the Committee, based upon medical reports and other evidence satisfactory to the Committee, permanently prevents the Participant from satisfactorily performing his usual duties or the duties of any other work available with the Employer for which he is qualified by reason of training, education or experience.

        (l) Effective Date: July 1, 1994, unless an earlier date is otherwise provided herein or required by law.

        (m) Eligibility Date: The date on which an Employee becomes a Participant in the Plan. For purposes of Section 4.1, the Eligibility Dates shall be January 1st and July 1st of each Plan Year. For purposes of Section 4.2, the Eligibility Dates shall be the first day of each month.

        (n) Employee: Any person who, on or after the Effective Date, is receiving remuneration for personal services rendered to the Employer (or who would be receiving such remuneration except for an Authorized Leave of Absence). The term "Employee" also shall include any Leased Employee treated as an employee of the Employer; however, notwithstanding the foregoing, no Leased Employee shall be eligible to participate in the Plan.

        (o) Employer: The Principal Employer, Badger Paper Mills, Inc., a corporation organized and existing under the laws of the State of Wisconsin, or its successor or successors, and any other Affiliate which adopts the Plan in accordance with Section 2.1(d). Effective November 1, 1992, the Affiliate Plas-Techs, Inc. adopted the Plan for the benefit of its employees pursuant to the preceding sentence.

        (p) Employer Contribution Account: The account maintained for a Participant to record his or her share of the contributions of the Employer under Section 4.1 and adjustments relating thereto.

        (q) ERISA: Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

        (r) 401(k) Contribution Account: The account maintained for a Participant to record his or her 401(k) Contributions pursuant to
        Section 4.2 and adjustments relating thereto.

        (s) Fiduciaries: The Employer, the Committee, the Trustee, and the Investment Manager, if any, but only with respect to the specific responsibilities of each for Plan and Trust administration, all as described in Section 8.1.

        (t) Forfeitures: The portion of a Participant's Employer Contri-bution Account which is allocated to other Participants because of termination of employment before full vesting.

        (u) Former Participant: A Participant whose employment with the Employer has terminated but who has a vested Account balance under the Plan which has not been paid in full.

        (v) Highly Compensated Employee: The term "Highly Compensated Employee" includes highly compensated active employees and highly compensated former employees (the latter category of which is defined in Section 13.11).

             A highly compensated active employee includes any Employee who performs service for the Employer during the determination year and who, during the look-back year: (i) received compensation from the Employer in excess of $99,000 (for 1994 and adjusted pursuant to Code
        Section 415(d)); (ii) received compensation from the employer in excess of $66,000 (for 1994 and adjusted pursuant to Code Section 415(d)) and was a member of the top-paid group for such year; or
        (iii) was an officer of the Employer and received compensation during such year that is greater than 50 percent of the dollar limitation in effect under Code Section 415(b)(1)(A), such amount equal to $59,400 for 1994. The term Highly Compensated Employee also includes: (i) Employees who are both described in the preceding sentence if the term "determination year" is substituted for the term "look-back year" and the Employee is one of the 100 employees who received the most compensation from the Employer during the determination year; and (ii) Employees who are 5 percent owners at any time during the look-back year or determination year. For purposes of this Section, the determination year shall be the Plan Year for which the highly compensated employee determinations are being made and the look-back year shall also be such same Plan Year (and not the 12-month period preceding the determination year).

             If no officer has satisfied the compensation requirement of
        (iii) above during either a determination year or look-back year, the highest paid officer for such year shall be treated as a Highly Compensated Employee.

             If an Employee is, during a determination year or look-back year, a family member of either a 5 percent owner who is an active or former Employee or a Highly Compensated Employee who is one of the 10 most Highly Compensated Employees ranked on the basis of compensation paid by the Employer during such year, then the family member and the 5 percent owner or top-ten highly compensated employee shall be aggregated. In such case, the family member and 5 percent owner or top-ten Highly Compensated Employee shall be treated as a single Employee receiving compensation and Plan contributions or benefits equal to the sum of such Compensation and contributions or benefits of the family member and 5 percent owner or top-ten Highly Compensated Employee. For purposes of this Section, family member includes the spouse, lineal ascendants and descendants of the Employee or former Employee and the spouses of such lineal ascendants and descendants.

             The determination of who is a Highly Compensated Employee, including the determinations of the number and identity of Employees in the top-paid group, the top 100 Employees, the number of Employees treated as officers and the compensation that is considered, will be made in accordance with Code Section 414(q), the regulations thereunder and also Section 13.11.

        (w)  Hour of Employment:  Defined in Section 3.2.

        (x) Income: The net gain or loss of the Trust Fund from invest-ments, as reflected by interest payments, dividends, realized and unrealized gains and losses on securities, other investment trans-actions and expenses paid from the Trust Fund.

        (y) Leased Employee: Any person (other than an employee of the Employer) who pursuant to an agreement between the Employer and the "leasing organization" has performed services for the Employer on a substantially full-time basis for a period of at least one year, and such services are of a type historically performed by employees in the business field of the Employer. Contributions or benefits provided a Leased Employee by the leasing organization which are attributable to services performed for the Employer shall be treated as provided by the Employer.

             A Leased Employee shall not be treated as an employee of the Employer if: (i) such employee is covered by a money purchase pension plan providing: (1) a nonintegrated employer contribution rate of a least 10 percent of compensation, as defined in Code
        Section 415(c)(3), but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee's gross income under Code Section Section 125, 402(a)(8), 402(h), or 403(b), (2) immediate participation, and (3) full and immediate vesting; and (ii) leased employees do not constitute more than 20 percent of the Employer's nonhighly compensated workforce.

        (z) Limitation Year: The Plan Year or another 12-month period selected by the Employer's Board of Directors as evidenced by a validly adopted resolution thereof.

        (aa)      Named Fiduciary:  The Committee.

        (bb) Normal Retirement Age: The first day of the Plan Year in which the Participant attains age 65.

        (cc) Participant: An Employee participating in the Plan in accordance with Section 3.1.

        (dd) Participation: The period commencing as of the date that an Employee becomes a Participant and ending on the date that employ-ment with the Employer terminates.

        (ee) Plan (or Non-Union Plan): Badger Paper Mills, Inc. Profit Sharing Plan and Trust for Non-Union Employees, set forth herein, as amended from time to time.

        (ff) Plan Year: The 12-month period commencing on the first day of January and ending on the last day of the following December.

        (gg) Principal Employer: Badger Paper Mills, Inc., or its successor or successors.

        (hh) Qualified Domestic Relations Order: A valid judgment, decree or order (including approval of a property settlement agreement) which relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of a Participant made pursuant to the domestic relations law of any state and which meets all of the other require-ments for qualification set forth, from time to time, in subsection 1056(d) of Title 29 of the United States Code. The Plan shall permit commencement of the payment of benefits to any such alternate payee, pursuant to an otherwise valid Qualified Domestic Relations Order, even though commencement occurs prior to the attainment of the Participant's earliest retirement age, as that term is defined in the Code and ERISA.

        (ii) TEFRA: Public Law No. 97-248, the Tax Equity and Fiscal Responsibility Act of 1982.

        (jj) Termination of Employment: The date the individual ceases to be an Employee of the Employer. Termination of employment may have resulted from retirement, death or voluntary or involuntary termination of employment, unauthorized absence, or by failure to return to active employment with the Employer by the date on which an Authorized Leave of Absence expired.

        (kk) Trust (or Trust Fund): The fund known as the Badger Paper Mills, Inc. Profit Sharing Trust for Non-Union Employees, maintained in accordance with the terms of this agreement, as from time to time amended, which constitutes a part of this Plan.

        (ll) Trustee: The corporation or individuals appointed by the Principal Employer to administer the Trust.

        (mm) Valuation Date: The date for determining the fair market value of the assets of the Trust Fund. Effective July 1, 1993, the Valuation Dates shall be the last day of each March, June, September and December of each Plan Year. Effective October 1, 1994, the Valuation Dates shall be the last day of each month. Effective as of a future date designated by the Principal Employer and Trustee in writing, the Valuation Dates may be increased or decreased in frequency, but in every event shall be at least one day each Plan Year.

        (nn)      Year of Service:    Defined in Section 3.2.

        Section 2.2-Construction: The words "hereof," "herein," "hereunder" and other similar compounds of the word "here" shall mean and refer to the entire Plan and not to any particular provision or Section. Wherever appropriate, words or terms used in this Plan in the singular may mean the plural, the plural may mean the singular, and the masculine may mean the feminine or neuter. Reference to the provisions of any particular section of the Code, ERISA, other statute (or regulation thereunder), Revenue Ruling or other release of the United States Treasury Department (collectively referred to as "authority") shall be deemed to be reference to any section of the authority which may hereafter contain the same or similar provisions. The headings of Chapters and Sections hereunder are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

                                    CHAPTER 3

                            Participation and Service

        Section 3.1-Participation: Each Employee of an Employer who (1) is not included in a unit of employees covered by a collective bargaining agreement between Employee representatives and the Employer in which retirement benefits were in good faith negotiated, and (2) has attained at least 21 years of age, shall become a Participant in the Plan in accordance with the following:

        (a) For purposes of being eligible to receive an allocation of the Employer contributions and Forfeitures under Section 4.1, he or she shall become a Participant on the Eligibility Date next following his completion of one Year of Service; and

        (b) For purposes of being eligible to make 401(k) Contributions under Section 4.2, he or she shall become a Participant on the Eligibility Date next following ninety (90) days of continuous employment with the Employer as a permanent full-time Employee; notwithstanding the foregoing, for purposes of this subsection 3.1(b), in all events each Employee shall become a Participant on the Eligibility Date applicable to subsection 3.1(a) above (either January 1st or July 1st) next following his completion of one Year of Service. In addition, in order for a Participant to commence 401(k) Contributions under Section 4.2 on the Participant's Eligibility Date, the Participant must file the appropriate written election with the Committee or Trustee prior to the 15th day of the month preceding the Eligibility Date or by such other date announced to Participants.

        An Employee who meets the conditions of this Section 3.1, and thus otherwise would become a Participant, except for clause (1) above, shall become a Participant immediately upon satisfying such clause (1). A Participant shall not cease to be a Participant solely because he or she ceases to satisfy clause (1), but such Participant shall become ineligible to receive allocations of contributions and Forfeitures thereafter. To implement the foregoing, the Committee shall establish uniformly applied procedures to administer this Plan to coordinate the Participant's change in status from union to non-union or non-union to union, which procedure may include the direct trustee-to-trustee transfer of the Participant's benefits from this Plan to another profit sharing plan maintained by the Employer.

        Notwithstanding the foregoing, any Participant under another defined contribution plan maintained by an Employer shall also become a Participant under this Plan on the actual (not eligibility) date on which he meets all of the requirements of this Section.

        Section 3.2-Years of Service and Hours of Employment: A "Year of Service" for Plan participation purposes shall mean 12 consecutive months during an Eligibility Computation Period in which the Employee has completed at least 1,000 hours of employment. The initial Eligibility Computation Period shall commence with the date the Employee first performed an hour of employment with the Employer, whether commencing before or after the Effective Date, and shall end on the day immediately preceding the anniversary date thereof, and thereafter the Eligibility Computation Period shall be each 12 consecutive month period ending on the day immediately preceding an Eligibility Date.

        For purposes of vesting, subject to the reemployment provisions of
   Section 3.4, a Year of Service shall mean each Plan Year in which the Participant has 1,000 or more hours of employment. In addition, if the period for determining a Participant's Year of Service for eligibility purposes, during which he or she has at least 1,000 hours of employment, overlaps two Plan Years during neither of which he or she has at least 1,000 hours of employment, his or her Year of Service completed for eligibility purposes shall also be counted as a Year of Service for vesting purposes.

        In determining eligibility to participate, vesting and Breaks in Service, an Employee or Participant shall receive credit for one hour of employment for:

        (a) Each hour for which he or she is paid, or entitled to payment, for the performance of duties for the Employer.

        (b) Each hour for which he or she is paid, or entitled to payment, by the Employer on account of a period of time during which no duties are performed (even though the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence. Notwithstanding the preceding:

             (1) No more than 501 hours of employment are required to be credited under this subsection (b) to anyone on account of any single continuous period during which he or she performs no duties;

             (2) An hour for which an Employee is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed is not required to be credited if such payment is made or due under a plan maintained solely for the purpose of complying with applicable worker's compensation, unemployment compensation or disability insurance laws; and

             (3) Hours of employment are not required to be credited for a payment which solely reimburses a person for medical or medically related expenses incurred by that person.

             For purposes of this subsection (b), a payment shall be deemed to be made by or due from Employer regardless of whether such payment is made by or due from the Employer directly, or indirectly through, among others, a trust, fund, or insurer, to which the Employer contributes or pays premiums and regardless of whether contributions made or due to the trust fund, insurer or other entity are for the benefit of particular Employees or are on behalf of a group of Employees in the aggregate.

        (c) Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer. The same hours of employment shall not be credited both under subsection (a) or subsection (b), as the case may be, and under this subsection. Crediting of hours of employment for back pay awarded or agreed to with respect to periods described in subsection (b) shall be subject to the limitations set forth in that paragraph.

        Hours of employment will be credited for employment with other members of an affiliated service group (under Code Section 414(m)), a controlled group of corporations (under Code Section 414(b)), or a group of trades or businesses under common control (under Code Section 414(c)) of which the Principal Employer is a member, and any other entity required to be aggregated with the Principal Employer pursuant to Code Section 414(o) and the regulations thereunder. Hours of employment will also be credited for any individual considered an employee for purposes of this Plan under Code Section 414(n). With respect to Employees employed at any time at the Oconto Falls, Wisconsin location of the Affiliate Employer Plas-Techs, Inc., hours of employment which such Employees had with any Employer (including Plas-Techs, Inc.) prior to Plas-Techs, Inc. becoming an Affiliate of the Company shall not be treated as service with the Employer. Effective January 1, 1993, for all purposes of the Plan, including without limitation, eligibility to participate, allocation of contributions and forfeitures, and vesting, Years of Service and hours of employment shall include any prior service the Employee had with another employer in the pulp and paper industry; provided, however, this provision shall only apply if, in the hypothetical, the eligibility provisions of this Plan were applied to the Employee while the Employee was employed by such other prior employer and if, under such provisions, the Employee hypothetically would have become a Participant in this Plan while employed by such other employer.

        Hours shall be counted and credit given when the duties are performed or as of the time to which the back pay applies and not when the payment, award or agreement is made. Determination and crediting of hours of employment shall be done in accordance with Department of Labor Regulations Section Section 2530.200b-2(b) and (c).

        For absences, with or without pay, for one of the following reasons:

        (a)  pregnancy of the Employee,

        (b)  birth of a child of the Employee,

        (c) placement of a child with the Employee in connection with the adoption of such child by the Employee, or

        (d) caring for a child of the Employee for a period beginning immediately following a birth or placement of an adopted child of the Employee,

   an Employee shall be given credit, for determining whether a Break in Service occurred for eligibility and vesting purposes only, for the same number of hours of employment, up to 501, the Employee would have been expected to receive if there had been no such absence. If the expected number of hours of credit cannot be determined, the Employee shall receive credit for eight (8) hours of employment for each working day of absence. The credit shall be given in the Plan Year in which the absence began if the credit is necessary for the Employee to avoid a Break in Service; in all other cases, it shall be given in the Plan Year first succeeding the one in which the absence began. If requested, an Employee, in order to receive credit, must furnish proof satisfactory to the Committee that the absence occurred for one of the reasons specified above and the number of days for which such reason was the cause of the absence.

        Section 3.3-Inactive Status: In the event that any Participant shall fail, in any Plan Year of his or her employment after the Effective Date, to accumulate 1,000 hours of employment, his or her Employer Contribution Account shall be placed on inactive status. In such case, such Plan Year shall not be considered as a period of service for the purposes of determining the Participant's vested interest in accordance with Section 6.3, but the Participant shall continue to receive Income allocations in accordance with Section 5.2(a).

        Section 3.4-Participation and Service Upon Reemployment: Active participation in the Plan shall cease upon termination of employment with the Employer.

        Upon the reemployment of any person after the Effective Date who had previously been employed by the Employer on or after the Effective Date, the following rules shall apply in determining his or her participation in the Plan and his service under Section 3.2:

        (a) Participation: If the reemployed Employee was not a Participant in the Plan during the prior period of employment, the Employee must meet the requirements of Section 3.1 for participation in the Plan as if he or she were a new Employee.

             Subject to subsection (b) below, if the reemployed Employee was a Participant in the Plan during the prior period of employment, the Employee shall participate in the Plan as of the first day of his or her reemployment.

        (b) Service: If a Participant incurs 5 or more consecutive Breaks in Service, his Years of Service for vesting purposes completed after such Breaks in Service shall be disregarded for purposes of determining his nonforfeitable right in the balance of his Accounts determined as of the date such Breaks in Service began. If a Participant incurs less than 5 consecutive Breaks in Service, then his service prior to such Breaks in Service shall only be disregarded if he/she receives a cash-out distribution and his prior forfeited benefit is not restored pursuant to Section 4.4.

                                    CHAPTER 4

                          Contributions and Forfeitures

        Section 4.1-Employer Contributions: Subject to the Employer's right to cease contributions, each Employer shall contribute to the Trust each Plan Year an amount equal to the sum of 4% of that Plan Year's Compensation of Active Participants plus 4% of each Active Participant's Excess Compensation. "Excess Compensation" means a Participant's Compensation for the Plan Year in excess of the Social Security taxable wage base in effect at the beginning of the Plan Year.

        In addition to the foregoing contribution each Plan Year, each Employer may contribute to the Trust on account of such Year any additional sum which the Employer's Board of Directors in its discretion determines.

        The total contribution by the Employer for any Plan Year, including discretionary Employer contributions and 401(k) Contributions, shall not exceed 15% of the total Compensation of all Participants for that year, as determined under Code Section 404, plus or minus such amounts as given full recognition to the carry-over provisions (for less than or greater than 15% contributions in earlier years) of Code Section 404. All contributions by the Employer pursuant to this Section shall be paid to the Trustee and payment shall be made not later than the date prescribed by law for filing the Employer's federal income tax returns, including extensions which have been granted for the filing of such tax return.

        Section 4.2-401(k) Contributions: Participants are not required to make any contributions under this Plan. However, a Participant may elect to have his or her Compensation reduced by the percentage he or she designates. No Participant, however, shall be allowed to reduce his or her Compensation in any calendar year by an amount which exceeds the amount permitted under Code Section 402(g)(5). For 1994, such amount is Nine Thousand Two Hundred Forty Dollars ($9,240.00). The amount of these 401(k) Contributions shall be any whole number percentage of Compensation and shall be credited to the Participant's 401(k) Contribution Account.

        The Election Dates for the making of 401(k) Contributions shall be on each January 1, April 1, July 1 and October 1. Each election shall be effective on the first day of the first pay period which begins on or after the Election Date. All elections shall be made in such manner as determined by the Committee and shall be effective until changed for a succeeding election period by submission of a new election prior to the 15th day of the month preceding an Election Date (or at such other time announced to Participants). Each Participant, however, shall have the right to revoke entirely his or her election on an Election Date and such change shall be implemented for the first feasible succeeding pay period after receipt by the Employer of such request. Such revocation shall be effective until a new election is made on any succeeding Election Date.

        The 401(k) Contributions shall be transmitted to the Trustee of the Trust Fund by the Employer as soon as feasible after the date on which each compensation check was reduced.

        Notwithstanding the foregoing, the Employer may at any time during the Plan Year make an estimate of the amount of the 401(k) Contributions made on behalf of Participants who are Highly Compensated Employees that will be permitted under the nondiscrimination test of Code Section 401(k) and may reduce the percentage specified for such Participants to the extent the Employer determines in its sole discretion to be necessary to satisfy the nondiscrimination rules applicable to such contributions. The Employer may also provide one or more additional Election Dates to make 401(k) Contributions for Highly Compensated Employees whose 401(k) Contributions were limited during the Plan Year pursuant to the preceding sentence.

        Section 4.3-Distribution of Excess Deferrals and Contributions:
   Notwithstanding any other provision in this Plan, Excess Deferral Amounts, and Income thereon, shall be distributed no later than April 15 to Participants who claim such Excess Deferral Amounts for the preceding calendar year. Excess Deferral Amount shall mean the amount of 401(k) Contributions for a calendar year that a Participant allocates to this Plan pursuant to the claim procedure set forth below.

        A Participant's claim shall be in writing, shall be submitted to the Committee no later than March 1 of the following calendar year, shall specify the Participant's Excess Deferral Amount and shall be accompanied by the Participant's written statement that if such amounts are not distributed, such Excess Deferral Amount, when added to amounts deferred under other plans or arrangements described in Section Section 401(k), 408(k) or 403(b) of the Code, exceeds the limit imposed on the Participant by Section 402(g) of the Code for the prior calendar year. A Participant who has Excess Deferral Amounts with reference only to this Plan shall be deemed to have made a claim for a distribution pursuant to this Section 4.3, in the Committee's discretion. The Excess Deferral Amount distributed to a Participant with respect to a calendar year shall be adjusted for Income, but in no event shall the distribution be less than the lesser of the Participant's 401(k) Contribution Account, as of the most recent Valuation Date, or the Participant's 401(k) Contributions for the calendar year.

        If the Plan fails the nondiscrimination test in Section 401(k) of the Code for any Plan Year, 401(k) Contributions, and Income thereon, shall be returned no later than the end of the following Plan Year to Highly Compensated Employees to the extent necessary to satisfy the test. The return of such amounts shall be made to Highly Compensated Employees in the order that their 401(k) Contributions are a percentage of Compensation for the Plan Year, beginning with the highest percentage and treating each Highly Compensated Employee with the same percentage equally. All determinations under Section 401(k) of the Code shall, in the case of any Highly Compensated Employee, be made using the family aggregation rules set forth in Code Section 414(q) and the regulations thereunder.

        Section 4.4-Disposition of Forfeitures: Upon termination of employ-ment, the Accounts of any Participant shall continue to be invested and maintained. If the Former Participant does not return as an Employee, any Forfeiture shall occur as of the date on which the Former Participant receives a distribution of the entire vested portion of all of his or her Accounts or, if earlier, on the last day of the Plan Year in which the Former Participant incurs five consecutive Breaks in Service. The vested portion of the Former Participant's Accounts shall be distributed in accordance with Section 6.4, and the Forfeitures shall be allocated pursuant to Section 5.2(b).

        If a Former Participant returns to the employ of the Employer before incurring five consecutive Breaks in Service and repays the entire amount previously distributed to him or her, the forfeitable amount shall be reinstated to the Participant by a special allocation out of Forfeitures, Income or the Employer Contribution. The Participant's repayment must be made prior to the earlier of the date which is (a) five years from the date of reemployment, or (b) the completion of five consecutive Breaks in Service. The special allocation, if any, shall be made for the Plan Year in which repayment is made and the amount repaid, plus the forfeitable amount, shall be added to the Participant's Employer Contribution Account.

        If a Participant is deemed to receive a distribution pursuant to
   Section 6.4 because the value of his or her vested Account balance is zero, the Forfeiture shall occur on the date of his or her termination of employment and be allocated as of the immediately following December 31. If such Participant resumes employment with the Employer prior to incurring five consecutive Breaks in Service, upon reemployment the Participant's Account balance shall be restored to the amount on the date of such deemed distribution. The special allocation to restore the Account shall be made pursuant to the preceding paragraph.

        If the Former Participant returns to the employ of the Employer after incurring five consecutive Breaks in Service, but prior to complete distribution of his or her vested Employer Contribution Account, no further distributions shall be made and the undistributed portion shall be maintained in a special employer contribution account.

        Section 4.5-Rollover Accounts: With the consent of the Employer, an Employee may transfer to the Trust Fund an amount that constitutes a Rollover Contribution. The Employer shall grant such consent only if it is certain that the amount to be transferred will constitute a proper Rollover Contribution. Notwithstanding any provisions of the Plan to the contrary, the following shall apply with respect to a Rollover
   Contribution:

        (a) A Rollover Account shall be established for each Employee who makes a Rollover Contribution.

        (b) A Rollover Account shall be treated the same herein as an Employer Contribution Account and any references in the Plan to an Employer Contribution Account shall apply equally to a Rollover Account, except that no contributions or Forfeitures shall be added to a Rollover Account, and in the event of the Employee's termination of employment his or her vested percentage in the Rollover Account shall be 100%.

        (c) An Employee making a Rollover Contribution shall be treated the same as a Participant from the time of the transfer, but he or she shall not be a Participant until he or she has satisfied the requirements of Chapter 3.

        (d) Effective January 1, 1993, the Employer shall refuse to accept a Rollover Contribution if it determines that its acceptance will cause the Plan to be a direct or indirect transferee (within the meaning of Code Section 401(a)(11)(B)(iii)(III)) from any qualified retirement plan which is subject to the requirements of Code Section Section 401(a)(11) and 417.

        (e) Also effective January 1, 1993, the term "Rollover Contribution" means a contribution of an amount which may be rolled over to this Plan pursuant to Code Section Section 402(c), 408(d)(3) or any other provision which may permit rollovers to this Plan. The term "Rollover Contribution" also includes an amount which is an "eligible rollover distribution" which may be directly transferred to this Plan pursuant to Code Section 401(a)(31) or any other Code provision which permits direct rollovers.

                                    CHAPTER 5

                      Allocations to Participants' Accounts

        Section 5.1-Individual Accounts: The Committee shall create and maintain adequate records to disclose the interest in the Trust of each Participant, Former Participant and Beneficiary. Such records shall be in the form of individual accounts, and credits and charges shall be made to such accounts in the manner herein described. A Participant shall have an Employer Contribution Account and, if appropriate, such other necessary Accounts as defined in Section 2.1 or described elsewhere in this Plan. The maintenance of individual accounts is only for accounting purposes, and a segregation of the assets of the Trust Fund to each account shall not be required. Distribution and withdrawals made from an Account shall be charged to the Account as of the date paid.

        Section 5.2-Account Adjustments: The accounts of Participants, Former Participants and Beneficiaries shall be adjusted in accordance with the following:

        (a) Income: The Income of each type of investment or investment fund of the Trust Fund for the period ending on a Valuation Date shall be allocated to the Accounts of Participants, Former Participants and Beneficiaries who had unpaid balances in their Accounts on the Valuation Date in proportion to the balances of such Accounts. For the purpose of allocating Income on a Valuation Date, Accounts shall be valued as of the preceding Valuation Date but shall be increased or decreased, as the case may be, pursuant to uniformly applied procedures which recognize credits (such as contributions) or debits (such as distributions) to such Accounts that occur between such Valuation Dates. All valuations shall be based upon the fair market value of assets in the Trust Fund.

        (b) Employer Contributions and Forfeitures: As of the end of each Plan Year, the Employer's contribution pursuant to Section 4.1, and any Forfeitures, for the Plan Year shall be allocated among Active Participants, which term is defined as (1) those Participants who accumulate at least 1,000 hours of employment during the Plan Year and (2) those Participants who were in the employ of the Employer on the first day of the Plan Year whose employment terminated because of death or Disability or after attaining Normal Retirement Age during such Plan Year.

             Subject to Section 13.9(b), the Employer's contribution and any Forfeitures shall be credited each Plan Year to each such Partici-pant's Account pursuant to the following steps:

             (1) The Employer Contributions and Forfeitures will be allocated to each such Participant's Employer Contribution Account in the ratio that each Active Participant's Compensation plus his or her Excess Compensation, as defined in Section 4.1, for the Plan Year bears to the total of such sums for all Active Participants, provided the amount credited to any Participant's Account for the Plan Year does not exceed the sum of his or her Compensation plus Excess Compensation for the Plan Year times a percentage equal to the greater of (i) 5.7% or (ii) the tax rate imposed on Employers under Code Section 3111(a) which is attributable to old-age insurance (as in effect on the first day of the Plan Year).

             (2) Next, any remaining Employer Contributions and Forfeitures will be allocated to all Active Participants in the ratio that each such Participant's Compensation for the Plan Year bears to all Active Participants' Compensation for that Year.

        (c) Participant 401(k) Contributions: As of each Valuation Date, a Participant's 401(k) Contributions for the period ending on the Valuation Date shall be allocated to his or her 401(k) Contribution Account.

        Section 5.3-Maximum Additions: Notwithstanding anything contained herein to the contrary, the total Additions made to the Accounts of a Participant for any Limitation Year shall not exceed the lesser of $30,000 or 25% of the Participant's compensation for such Limitation Year. For purposes of this limitation, all defined contribution plans of the Employer shall be treated as one plan. However, the sum of $30,000 shall be adjusted to take into account any increase in the cost of living as provided by law.

        If such Additions exceed the limitation and if such excess is the result of the allocation of Forfeitures, a reasonable error in estimating compensation or a reasonable error in determining the amount of elective deferrals, within the meaning of Code Section 402(g)(3), then a correction shall be made. Initially, excess elective deferrals (including any Income earned thereon, if necessary) shall be returned to each applicable Participant and/or shall be allocated to a suspense account and held there for allocation to each such Participant as soon as possible after the Plan Year in which the excess deferral occurred. To the extent such techniques fail to eliminate the excess completely, then the remaining excess shall be allocated to a suspense account and held there until the next succeeding date on which Employer Contributions could be applied under the Plan. In the event of termination of the Plan, any suspense account shall revert to the Employer to the extent it may not be allocated to the Account of any eligible Participant.

        Compensation, for purposes of this Section only, for the applicable Limitation Year means wages within the meaning of Code Section 3401(a) and all other payments of compensation to an Employee by the Employer (in the course of the Employer's trade or business) for which the Employer is required to furnish the Employee a written statement under Code Section
   Section 6041(d), 6051(a)(3), and 6052. Compensation must be determined without regard to any rules under Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2)). This definition of compensation may be modified to exclude amounts paid or reimbursed by the Employer for moving expenses incurred by an Employee, but only to the extent that at the time of the payment it is reasonable to believe that these amounts are deductible by the Employee under Code Section 217.

                                    CHAPTER 6

                                    Benefits

        Section 6.1-Retirement or Disability: If a Participant's employment with the Employer terminates at or after he or she incurs a Disability or attains age 59-1/2 (but age 55 for Participants who became Participants prior to January 1, 1984), he or she shall be entitled to receive his or her benefits, determined in accordance with Section Section 6.3 and 6.4, within 60 days after the end of the Plan Year in which such termination occurs. Also see Section 13.12 regarding certain Disability payments.

        Section 6.2-Death: If a Participant's termination of employment is caused by his or her death, the Participant's benefits shall be paid to the Participant's Beneficiary in accordance with Section Section 6.3 and
   6.4 after receipt by the Committee of acceptable proof of death and the Beneficiary's election for payment.

        Section 6.3-Vesting and Termination of Employment: A Participant shall be entitled to receive the entire amount credited to his or her Accounts if the Participant's termination of employment occurs because of death or Disability or on or after the age of 59-1/2 (but age 55 if the Participant became a Participant prior to January 1, 1984), regardless of the Participant's Years of Service. If a Participant's employment with the Employer terminates at a time or for a reason other than those specified in the preceding sentence, the Participant shall be entitled to the sum of:

        (a) The entire amount credited to all of his or her Accounts, other than his or her Employer Contribution Account, plus

        (b) An amount equal to the "vested percentage" of his or her Employer Contribution Account. Such vested percentage shall be determined in accordance with the following schedule:


                    If the Participant's His/Her Vested

                 Years of Service are:   Percentage Is:

                     Less than 3                0%
                     3 but less than 4         20%
                     4 but less than 5         40%
                     5 but less than 6         60%
                     6 but less than 7         80%
                     7 or more                100%

        The vested percentage and Years of Service for an individual who was a Participant prior to January 1, 1989 shall be the greater of the vested percentage and Years of Service determined under this Section or under the Plan in effect at any time prior to January 1, 1989, had the same been continued without amendment.

        If a distribution is made at a time when a Participant is less than 100% vested:

        (a) A separate account will be established for the Participant's interest in the Plan as of the time of the distribution, and

        (b) At any relevant time, the Participant's nonforfeitable portion of the separate account will be equal to an amount ("X") determined by the formula:


                         X = P[AB + (R x D)] - (R x D)

        For purposes of applying this formula: "P" is the nonforfeitable percentage at the relevant time; "AB" is the account balance at the relevant time; "D" is the amount of the distribution; and "R" is the ratio of the account balance at the relevant time to the account balance after distribution.

        Section 6.4-Payment of Benefits: Upon a Participant's entitlement to payment of benefits, he or she shall file with the Trustee his or her election for payment in such manner, and subject to such conditions, as the Trustee or Committee shall provide. The Participant's election shall specify the time and method of benefit payment in accordance with this Chapter.

        No portion of the Participant's benefits shall be distributed prior to the earlier of the Participant's death or attainment of Normal Retirement Age unless within the 90-day period ending on the date payment is to be made the Participant consents in writing to the distribution.
   The Participant's consent shall not be valid unless the Committee provides the Participant with a written notification which satisfies the notice requirements of Code Section Section 402(f) and 411(a)(11). Such notification shall inform the Participant of the right to defer the distribution until the earlier of the Participant's death or attainment of Normal Retirement Age, shall include a general description of the material features, and an explanation of the relative values of, each method of payment permitted hereunder, and shall notify the Participant of the following: the rules under which he or she has the right to direct payment of any "eligible rollover distribution" to an "eligible retirement plan" pursuant to Code Section 401(a)(31), hereinafter called a "direct rollover"; the rules under which the Plan shall withhold 20% of the distribution for federal income tax purposes unless the distribution is paid in a direct rollover; the rules under which the Participant will not be subject to tax if the distribution is rolled over within 60 days of the distribution to another eligible retirement plan; and, if applicable, the special rules regarding the taxation of the distribution as described in Code Section 402(d). The Committee shall provide the written notification no less than 30 days and no more than 90 days prior to the date payment is to be made; provided, however, unless the Committee adopts a policy to the contrary, payment may be made less than 30 days after said notification is given if a Participant waives the 30-day notice requirement. The Participant's waiver shall not be given effect unless the Committee informs the Participant in writing that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option) and the Participant, after receiving notice, affirmatively elects that the distribution occur within said 30 days. Notification of the applicable foregoing distribution rules shall be provided to the Participant's spouse, surviving spouse or former spouse, as the case may be, if payment is to be made to such spouse on account of the Participant's death or on account of a Qualified Domestic Relations Order in accordance with Internal Revenue Service requirements. The provisions of this paragraph shall be effective January 1, 1993.

        The Trustee shall at any time after the Participant's termination of employment be bound by a Participant's election under this Section and shall follow a Participant's Beneficiary designation. If the Participant dies before the payment of benefits has commenced, however, the Beneficiary shall make the elections set forth in the preceding paragraph, subject to the restrictions set forth later in this Section. Any such Beneficiary must elect the method of distribution no later than the earlier of (1) December 31 of the calendar year in which distribution would be required to begin under this Section, or (2) December 31 of the calendar year which contains the fifth anniversary of the death of the Participant. If the Participant dies after the payment of benefits has commenced, the method of payment shall continue unchanged unless the Beneficiary elects another form of payment provided hereunder.

        Payment of a Participant's benefits must commence no later than 60 days after the last day of the Plan Year following the later of the Participant's attainment of Normal Retirement Age or his or her actual retirement date, unless the Participant's death occurs earlier, and no sooner than as soon as feasible following a Participant's termination of employment (except as otherwise provided herein). Notwithstanding the foregoing, benefits must commence for any Participant no later than April 1 of the calendar year following the calendar year in which he or she attains age 70-1/2, even though still employed (unless otherwise extended by the Code and regulations thereunder).

        Pursuant to the Participant's election, the Trustee shall distribute the Participant's benefits in any one or more of the following methods:

        (a)  Lump Sum.  By payment in a lump sum to the Participant.

        (b) Installments. By payment in installments over a period certain which does not extend beyond the life expectancy of the Participant or the joint life and last survivor expectancy of such Participant and the Participant's Beneficiary, determined in accordance with Treasury Regulation Section 1.72-9, as amended from time to time, or such other table as may be required by law. For purposes of this computation, life expectancies may be recalculated no more frequently than annually, but the life expectancy of a non-spouse Beneficiary may not be recalculated. Unless elected otherwise, life expectancies shall not be recalculated. The amount to be distributed each year, beginning with distributions for the first distribution year during which the Participant attains age 70-1/2, shall not be less than the quotient obtained by dividing the Participant's benefit by the lesser of (1) the applicable life expectancy, as defined in Q&A F-1 of section 401(a)(9)-1 of the Income Tax Regulations or (2) if the Participant's spouse is not the designated beneficiary, the applicable divisor obtained from the table set forth in Q&A-4 of section 1.401(a)(9)-2 of the Income Tax Regulations. Distributions after the death of the Participant shall be distributed using the applicable life expectancy determined above as the relevant divisor without regard to Treasury Regulation Section 1.401(a)(9)-2. Said payments shall be made in installments not less frequently than annually. The unpaid balance shall receive Income allocations in accordance with Section 5.2(a).

        (c) Non-Periodic Withdrawals. By payment at the time and in the manner specified from time to time by the Participant in accordance with this Chapter.

        (d) Direct Rollover. By payment in a direct rollover to an "eligible retirement plan" pursuant to and to the extent permitted under Code Section 401(a)(31). In addition to electing one or more of the methods of payment described in subsections (a), (b) or (c) above, the Participant may elect to receive such payment(s) in the form of a direct rollover. A direct rollover shall only be available to the Participant with respect to a lump sum distribution, each installment which is not one of a series of substantially equal periodic payments made for a specified period of 10 years or more or over the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and the Participant's beneficiary, and with respect to any other distribution which qualifies as an "eligible rollover distribution" under the Code. The Participant may elect the direct rollover method of payment for all or any portion of each eligible rollover distribution, subject to Committee rules. In addition to being available to the Participant, the direct rollover shall be available to the Participant's spouse, surviving spouse or former spouse, as the case may be, if payment is to be made to such spouse on account of the Participant's death or on account of a Qualified Domestic Relations Order. The direct rollover shall not be available to any other recipient of the Participant's benefits. The Committee shall prescribe rules and procedures which shall be uniformly applied to similarly-situated Participants which are appropriate to administer direct rollovers or limit their availability in accordance with the Code and Internal Revenue Service guidance. The provisions of this subsection (d) shall be modified to the extent required under the Code or Internal Revenue Service announcements. The provisions of this subsection (d) are effective January 1, 1993.

        Notwithstanding any other provision herein to the contrary, if a Participant's or Beneficiary's vested Account balances do not exceed (nor at the time of any prior distribution exceeded) $3,500, the vested Accounts shall be paid as soon as feasible in the form of a lump sum distribution (or, if the Participant or Beneficiary who is a spouse elects, in the form of a direct rollover) without the consent of the Participant (or the Participant's Beneficiary in the event of payment on the Participant's death). For purposes of this Section, if the value of a Participant's vested Account balances is zero, the Participant shall be deemed to have received a distribution of such vested Account balances. The provisions of this paragraph are effective January 1, 1993.

        Distributions hereunder shall be based upon the value of the Participant's vested benefits as of a Valuation Date preceding the date of distribution in accordance with uniformly applied procedures.

        To the extent not excepted by regulations of the Secretary of the Treasury, any amendment to the Plan which eliminates an optional form of benefit shall be ineffective with respect to amounts accrued on behalf of a Participant prior to the time of amendment.

        If a Participant dies after benefits have commenced under (b) above after age 70-1/2, but before all the benefits are distributed to him or her, the remaining amount must be distributed at least as rapidly as would have occurred under the original benefit payment method. If such payments have not commenced to the Participant or if distribution has been commenced to a surviving spouse and the spouse dies before all the benefits are distributed, the entire remaining amount shall be distributed no later than December 31 of the calendar year containing the fifth anniversary of the Participant's death; provided, however, such limit may be disregarded if an election is made in accordance with (a) or (b) below:

        (a) Distributions to a Beneficiary may be made in substantially equal installments not less frequently than annually over the life expectancy of the Beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the Participant died.

        (b) Distributions to a Beneficiary who is the Participant's spouse shall not be required to begin under (a) above earlier than the later of (1) December 31 of the calendar year in which the Participant died and (2) December 31 of the calendar year in which the Participant would have attained age 70 1/2.

        For purposes of (a) and (b) above, payments will be determined in accordance with Treasury Regulation Section 1.72-9. The life expectancy of a Beneficiary who is a spouse will be recalculated annually only if the Participant or spouse make an election to recalculate. In the case of any other Beneficiary, the life expectancy will be calculated only once at the time payment first commences.

        All distributions required under this Section shall be determined and made in accordance with the Income Tax Regulations under Code Section 401(a)(9), including the minimum distribution incidental benefit requirement of Treasury Regulation Section 1.401(a)(9)-2. In addition, notwithstanding any other provision herein, benefits shall be paid at such times and in such manner as specified by a Participant who filed, before January 1, 1984, a valid election made pursuant to Section 242(b)(2) of TEFRA. The distribution options set forth above shall be deemed amended to the extent necessary to comply with any such valid election form.

        Section 6.5-Hardship and In-Service Distributions: Any Participant prior to age 59-1/2 shall be eligible for a hardship distribution from his or her 401(k) Contribution Account upon proof that the distribution is on account of:

        (a) Medical expenses, as described in Code Section 213(d) incurred by or necessary for the Participant, his or her spouse or dependents (as defined in Code Section 152);

        (b) Purchase (excluding mortgage payments) of a principal residence for the Participant;

        (c) Payment of tuition and related educational fees for the next twelve (12) months of post-secondary education for the Participant, his or her spouse or dependents; or

        (d) Prevention of the Participant's eviction from his or her principal residence or foreclosure of any mortgage on the Participant's principal residence.

        The distribution shall not exceed the value of his or her 401(k) Contribution Account (less any Income credited after December 31, 1988) nor the amount of the immediate and heavy financial need of the Participant (including amounts necessary to pay any federal, state or local income taxes or any withholding or penalties reasonably anticipated to result from the distribution). Prior to becoming eligible for a hardship distribution, the Participant must have obtained all distributions for which he or she is eligible, other than hardship distributions, and all non-taxable loans currently available under this or any other plan maintained by the Employer. In addition, any Participant who is granted a hardship distribution shall have his or her right to make 401(k) and employee contributions suspended under this Plan and all other qualified and nonqualified plans of deferred compensation maintained by the Employer. The suspension will begin as soon as administratively practicable upon the Committee's approval of the distribution and shall end on the first day of the month following the one year anniversary of the commencement of the suspension. Further, during the calendar year following the hardship distribution, the 401(k) contributions of such a Participant shall be limited to the excess of the applicable limit under Code Section 402(g) for that calendar year over the amount of the Participant's 401(k) contributions for the calendar year of the hardship distribution.

        A Participant who has attained age 59-1/2 may elect to withdraw all or any portion of his or her 401(k) Contribution Account and/or Rollover Contribution Account. As of the Participant's Normal Retirement Age, the Participant may elect to withdraw all or any portion of his Employer Contribution Account.

        The direct rollover method of payment and the notification rules described in Section 6.4 shall be offered to the Participant who is to receive a hardship or other in-service distribution except to the extent the Code or Internal Revenue Service provide otherwise.

        Section 6.6-Designation of Beneficiary: Each Participant from time to time may designate any person or persons (who may be designated contingently or successively and who may be an entity other than a natural person) as the Participant's Beneficiary or Beneficiaries to whom the Plan benefits are paid if he or she dies before receipt of all such benefits. Each beneficiary designation shall be in a form agreed by the Trustee and Committee and will be effective only when filed with the Committee or Trustee during the Participant's lifetime. Each beneficiary designation filed will cancel all beneficiary designations previously filed.

        The payment of a Participant's benefits must be made to his or her surviving spouse, if the Participant is married at death, unless the spouse has consented otherwise, in writing, witnessed by a notary public and acknowledging the effect of the consent. Section 6.4 shall govern the method of payments to Beneficiaries in all other respects.

        If a Participant or Former Participant fails to designate a Beneficiary, or if no Beneficiary survives the Participant or Former Participant, the amount payable upon the death of the Participant or Former Participant shall be paid in accordance with the following priority:

        (a) to the Participant's surviving spouse, or if there be none surviving,

        (b)  to the Participant's estate.

                                    CHAPTER 7

                                   Trust Fund

        All contributions under this Plan shall be paid to the Trustee and deposited in the Trust Fund. All assets of the Trust Fund, including Income, shall be retained for the exclusive benefit of Participants, Former Participants, and Beneficiaries and shall be used to pay benefits to such persons or to pay administrative expenses of the Plan and Trust Fund to the extent not paid by the Employer and shall not revert to or inure to the benefit of the Employer. The Trustee shall be accountable for all contributions it has received, but shall have no duty to determine that the amounts thereof comply with the provisions of the Plan.

        Notwithstanding the foregoing, in the event (1) any contribution or portion thereof is made by the Employer by a mistake of fact, (2) the Plan does not initially qualify under Code Section 401(a), or (3) deductibility of a contribution or part thereof is denied, upon such event the Trustee shall, upon written request of the Employer, return the amount of contribution to the Employer within one year of the mistake, denial of initial qualification, or disallowance of the deduction. However, earnings attributable to such contribution (or any disallowed portion thereof) shall remain in the Trust Fund, and the amount returned to the Employer shall be reduced by any losses attributable to such contribution or portion thereof. In the case of a contribution conditioned upon initial qualification of the Plan, the amount to be returned shall be the contributions actually made, adjusted for the investment experience of, and any expenses chargeable against, the portion of the Trust Fund attributable to the contributions actually made. The Trustee shall be indemnified and saved harmless by the Employer for and against any and all personal liability to which the Trustee may be subjected by reason of any act done or omitted to be done in its official capacity in good faith in the administration of the Plan by carrying out any directions of the Committee or the Employer issued in accordance with this Plan, and the Employer shall reimburse the Trustee for all expenses reasonably incurred in its defense in the event the Employer fails to provide such defense.

                                    CHAPTER 8

                             Administration of Plan

        Section 8.1-Allocation of Responsibility Among Fiduciaries for Plan and Trust Administration: The fiduciaries shall have only those specific powers, duties, responsibilities and obligations as are specifically given them under this Plan. In general, each Employer shall have the sole responsibility for making the contributions provided for under Section 4.1, and the Principal Employer shall have the sole authority to appoint and remove the Trustee and any Investment Manager which may be provided for under the Plan, and to amend or terminate, in whole or in part, this Plan.

        The Committee shall be the named fiduciary and plan administrator, as those terms are defined by ERISA, and shall have the sole responsibility for the administration of the Plan and for disclosing to the Participants any information required by law.

        The Trustee shall have the sole responsibility for the administration of the Trust and the management of the assets held under the Trust, all as specifically provided herein, unless an Investment Manager has been appointed.

        The Investment Manager, if one is appointed, shall have such of the duties of the Trustee as are assigned to it by the Principal Employer in writing and are also assignable under this Plan.

        Each fiduciary warrants that any directions given, information furnished, or action taken by it shall be in accordance with the pro-visions of the Plan, authorizing or providing for such direction, information or action. Furthermore, each fiduciary may rely upon any such direction, information or action of another fiduciary as being proper under this Plan, and is not required under this Plan to inquire into the propriety of any such direction, information or action. It is intended under this Plan that each fiduciary shall be responsible for the proper exercise of his, her or its own powers, duties, responsibilities and obligations under this Plan and shall not be responsible for any act or failure to act of another fiduciary. No fiduciary guarantees the Trust Fund in any manner against investment loss or depreciation in asset value.

        Section 8.2-Appointment of Committee: The Profit Sharing Committee shall consist of those persons that the Board of Directors of the Principal Employer from time to time designates. Currently, the Committee consists of seven members, as follows: a salaried mill representative, a representative from Plas-Techs, Inc., a salaried non-exempt representative, a salaried exempt representative, and three management representatives.

        Section 8.3-Claims Procedure: The Committee shall make all deter-minations as to the right of any person to a benefit. Any denial by the Committee of the claim for benefits under the Plan by a Participant or Beneficiary shall be stated in writing by the Committee and delivered or mailed to the Participant or Beneficiary within 90 days after the claim is made. Such notice shall set forth the specific reasons for the denial, the relevant Plan provisions and a description of the steps the Participant must take to appeal the decision, written to the best of the Committee's ability in a manner that may be understood without legal or actuarial counsel.

        The Board of Directors of the Principal Employer shall afford a reasonable opportunity to any Participant or Beneficiary whose claim for benefits has been denied by the Committee for a review of the decision denying the claim if a request for review is made in writing no more than 60 days after the claim has been denied. The decision of the Board shall be in writing, shall be made within 60 days of receiving the request for review, shall set forth the specific reasons underlying the conclusions reached, including citations to the relevant Plan provisions, and shall be final.

        Section 8.4-Records and Reports: The Committee shall exercise such authority and responsibility as it deems appropriate in order to comply with ERISA and governmental regulations issued thereunder relating to records of Participant's service, Account balances and the percentage of such Account balances which are nonforfeitable under the Plan; and annual reporting with the Internal Revenue Service. Whenever necessary to carry out any of its duties, the Committee may request that the Employer furnish to it the appropriate employment records of any Employee. The Employer shall certify the accuracy of such records and promptly submit the records if requested. The Committee shall be entitled to rely on the accuracy of such records in making any determination under this Plan.

        Section 8.5-Other Committee Powers and Duties: The Committee shall have such duties and powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following:

        (a) to construe and interpret the Plan, decide all questions of eligibility and determine the amount of any benefits hereunder;

        (b) to prescribe procedures to be followed by Participants or Beneficiaries filing applications for benefits;

        (c) to receive from the Employer and from Participants such information as shall be necessary for the proper administration of the Plan;

        (d) to furnish the Employer, upon request, such annual reports with respect to the administration of the Plan as are reasonable and appropriate;

        (e) to appoint or employ individuals to assist in the administration of the Plan and any other agents it deems advisable, including legal and actuarial counsel, provided the Principal Employer approves of such appointment;

        (f) to notify and disclose information concerning the Plan to Participants and distribute information to them;

        (g) to allocate and/or charge to the proper accounts of Participants, Beneficiaries and/or alternate payees, in an equitable manner and to the extent allowed under ERISA, the expenses of the Plan related to investment designations and/or the evaluation as to whether a domestic relations order is a Qualified Domestic Relations Order, and/or to allow reimbursement to the Plan for such expenses by the Participant, Beneficiary or Former Participant;

        (h) to the extent it exercises this right, to provide investment instructions to the Trustee and to establish funding and investment policies for the Trustee.

        The Committee shall have no power to add to, subtract from or modify any of the terms of the Plan, or to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility for a benefit under the Plan.

        Section 8.6-Rules and Decisions: The Committee may adopt such rules as it deems necessary, desirable, or appropriate. All rules and decisions of the Committee shall be uniformly and consistently applied to all Participants in similar circumstances. When making a determination or calculation, the Committee shall be entitled to rely upon information furnished by a Participant or Beneficiary, the Employer, the legal counsel of the Employer, or the Trustee.

        Section 8.7-Committee Procedures: The Committee may act at a meeting or in writing without a meeting. The secretary of the Committee, who need not be a Committee member, may keep a record of all meetings. The Committee may adopt such bylaws and regulations as it deems desirable for the conduct of its affairs. All decisions of the Committee shall be made by the vote of the majority including actions in writing taken without a meeting.

        Section 8.8-Application and Forms for Benefits: The Committee may require a Participant to complete and file with the Committee an application for a benefit on forms approved by the Committee and to furnish all pertinent information requested by the Committee. The Committee may rely upon all such information so furnished it, including the Participant's current mailing address.

        Section 8.9-Facility of Payment: Whenever, in the Committee's opinion, a person entitled to receive any payment of a benefit or in-stallment thereof hereunder is under a legal disability or is incapaci-tated in any way so as to be unable to manage his or her financial affairs, the Committee may direct the Trustee to make payments to such person or to his or her legal representative for the benefit of such person in such manner as the Committee considers advisable. Any payment of a benefit or installment thereof in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.

        Section 8.10-Evidence of Employer's Actions: Any action by the Employer pursuant to any of the provisions of this Plan shall be evidenced by resolution of the Board of Directors of the Employer, or by written instrument executed by any person authorized by any such resolutions to take such action; and the Trustee shall be fully protected in acting in accordance with such resolutions or such written instrument.

        Section 8.11-Evidence of Committee's Actions: All orders, requests, and instructions of the Committee to the Trustee shall be in writing signed by one of its members or by its Secretary (whose identity shall have been certified to the Trustee by a member of the Committee), and the Trustee shall act and shall be fully protected in acting in accordance with such orders, requests, and instructions, and shall have no duty to see to the application of any funds paid in accordance therewith. The Secretary of the Principal Employer will certify to the Trustee the appointment and termination of office of members of the Committee and the Trustee shall not be charged with knowledge thereof until they receive such notice.

        Section 8.12-Evidence in Writing: Evidence required of anyone under this Plan may be by certificate, affidavit, endorsement or any other written instrument which the person acting in reliance thereon reasonably believes to be pertinent, reliable and genuine, and to have been signed, made or presented by the proper party or parties.


                                    CHAPTER 9

                             Administration of Trust

        Section 9.1-Trustee's Powers: Except as provided in any of the following Sections of this Chapter, the Trustee is authorized and em-powered, but not by way of limitation:

        (a) to invest and reinvest the principal and income of the Trust Fund without distinction between principal and income, in such stocks, bonds, notes, mortgages or other obligations, trust and participation certificates, leaseholds, mutual funds, collective investment trust funds qualified under Section 501(a) of the Code or any common trust funds qualified under Section 584 of the Code now or hereafter established and maintained by the Trustee, or any affiliate thereof, or any agent of either, or in such other property or interest therein, whether real or personal as the Trustee deems proper, provided that the indicia of ownership of all such investments are maintained within the jurisdiction of the district courts of the United States;

        (b) to keep any cash from time to time held hereunder on deposit, and the Trustee shall not be required to pay interest on any cash balances they hold and to deposit all or part of the Trust Fund in deposits bearing a reasonable rate of interest in any bank or savings institution including the banking department of Trustee, if applicable;

        (c) to sell, exchange, convey, transfer or otherwise dispose of any property, and no person dealing with the Trustee shall be bound to see to the application of the purchase money or property delivered to the Trustee, or to inquire into the validity, expedience or propriety of any such sale or other disposition, or to inquire into the terms of the Trust, or to see that such terms are complied with;

        (d) to vote upon any stocks, bonds or other securities; to give general or special proxies or powers of attorney with or without power of substitution; to exercise any conversion privileges, sub-scription rights or other options and to make any payments incidental thereto; to consent to or otherwise participate in corporate reorganizations or other changes affecting corporate securities and to delegate discretionary powers and to pay any assessments or charges in connection therewith; and generally to exercise any of the powers of an owner with respect to stocks, bonds, securities or other property held in the Trust Fund;

        (e) to make, execute, acknowledge and deliver any and all documents of transfer and conveyance and any and all other instruments that may be necessary or appropriate to carry out the powers herein granted;

        (f) to register any investment held in the Trust Fund in the name of the Trust or in the name of a nominee and to hold any investment in bearer form, but the books and records of the Trustee shall at all times show that all such investments are part of the Trust Fund;

        (g) to invest the assets of the Trust Fund jointly with those of similar trusts, exempt under Section 501(a) of the Code, maintained by the Employer or any other member of the same controlled group of corporations as the Employer, or to use the same trust for the investment of all such assets; and

        (h) to do all acts, whether or not expressly authorized, which they may deem necessary or proper for the protection of the property held hereunder.

        To the extent of the participation of this Trust in any collective investment fund or common trust fund, such fund, as evidenced by its Plan of Operation, is hereby adopted and made a part of the Plan of which this Trust is a part, and any funds of this Trust invested in any such collective investment fund or common trust fund shall be subject to all the provisions thereof, as the same may be amended from time to time.

        The Trustee shall perform all acts within its authority under this Plan for the exclusive purposes of providing benefits to Participants in the Plan and their Beneficiaries and defraying reasonable expenses of administering the Plan and Trust, and shall perform such acts with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. Subject to the terms of the preceding sentence, the Trustee shall diversify the investments of the Trust Fund so as to minimize the risk of large losses.

        Section 9.2-Expenses of Plan and Trustee: The expenses incurred in the administration of the Plan and Trust Fund, including those incurred by the Trustee and for brokerage commissions, shall be paid from the Trust Fund, to the extent not paid or reimbursed by the Employer. All taxes of any and all kinds whatsoever that may be levied or assessed under existing or future laws upon the Trust Fund or the income thereof and investment charges, shall be paid from the Trust Fund.

        Section 9.3-Liability of Trustee: The Trustee shall not be liable for any act or failure to act of the Employer or Committee in the per-formance of their responsibilities under the terms of the Plan and Trust or ERISA. A Trustee shall not be liable for any act or failure to act of a predecessor Trustee.

        Section 9.4-Records and Accounting: The Trustee shall hold all assets of the Trust Fund and keep accurate and detailed accounts of all investments, receipts, disbursements and other transactions hereunder, and all accounts, books and records relating thereto shall be open to inspection and audit at all reasonable times by any person designated by the Employer. All accounting shall be done using the accrual basis method of accounting, as modified to the extent deemed necessary by the Trustee. As of the close of the Plan Year and as of such other times as may be requested from time to time by the Employer, the Trustee shall file with the Employer a written account setting forth all investments, receipts, disbursements and other transactions effected by the Trustee during such year and a list of the assets of the Trust Fund, valued at fair market value, at the close of such Plan Year. Such account shall be in the form agreed by the Employer and Trustee. Before the expiration of six (6) months from the date of filing any such account, the Employer shall file its written objections, if any, with the Trustee with respect to the propriety of the acts and transactions shown in such account.

        Section 9.5-Removal of Trustee: The Trustee may be removed by the Principal Employer at any time upon thirty (30) days' notice in writing to the Trustee. The Trustee may resign at any time upon thirty (30) days' notice in writing to the Principal Employer. In either case, the necessity for such thirty (30) days' notice may be waived by the mutual agreement of the Trustee and the Principal Employer. Upon the removal or resignation of a Trustee, the Principal Employer shall, subject to the requirements of Section 411 of ERISA, appoint a successor Trustee who shall have the same powers and duties as those conferred upon the removed or resigned Trustee. For any reason whatsoever, the Principal Employer may, at any time, appoint a successor Trustee or Trustees, other than as heretofore provided, and any such successor Trustee or Trustees may be either an individual or individuals or a corporation authorized by law to administer trusts. Acceptance as successor Trustee shall be evidenced by the successor's endorsement hereto, and upon such acceptance the successor shall have the same title, rights, powers, duties, discretions and immunities as the Trustee.

        Section 9.6-Investment Manager: The Principal Employer may appoint an Investment Manager for all or any portion of the Trust Fund with any or all of the powers set forth in Section 9.1, subject to the restrictions of that Section on the performance of its duties. In such event, the Investment Manager may be removed in the manner provided in Section 9.5 for removal of a Trustee. The Trustee shall not be liable for any act or failure to act of any Investment Manager in the performance of responsi-bilities assigned to the Investment Manager, nor shall the Investment Manager be liable for anything other than the performance of duties specifically assigned to it.

        Section 9.7-Investment Instructions: A Participant, Former Participant or Beneficiary shall have the right to specify the manner in which the Trustee shall invest his or her Accounts, choosing from among the investment funds made available by the Committee from time to time. The portion of Accounts to be invested in each such fund and the timing of each investment shall be made in accordance with the written designation of each Participant pursuant to procedures adopted by the Committee. If a Participant, Former Participant or Beneficiary does not designate how part or all of his or her Accounts are to be invested, they shall be invested according to the most recent designation furnished to the Trustee, or, if no designation has been executed, they shall be invested in the investment fund which is identified by the Committee to the Trustee.

        In accordance with procedures established by the Committee and with the concurrence of the Trustee, the Trustee is authorized to accept and carry out directions from Participants, via telephone communication or otherwise and without obtaining prior confirmation or authorization from the Committee, as to the investment funds in which subsequent Contributions and current Account Balances, in whole or in part, are to be invested. Any other provisions of this Plan notwithstanding, neither any Employer, the Committee, the Trustee nor any other person who is otherwise a fiduciary with respect to the Plan shall incur any liability to anyone for any loss or expense sustained by any Participant's Account because of any asset acquired, retained or disposed of by the Trustee or any other actions taken by the Trustee in accordance with the investment directions given by a Participant, Former Participant or Beneficiary pursuant to the Plan.

                                   CHAPTER 10

                        Amendments and Action by Employer

        Section 10.1-Amendments: The Principal Employer reserves the right to make from time to time any amendment or amendments to this Plan which do not cause any part of the Trust Fund to be used for, or diverted to, any purpose other than the exclusive benefit of Participants, Former Participants or their Beneficiaries; provided, however, the Principal Employer may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA, the Code or other applicable federal legislation. Any amendment by the Principal Employer shall be binding upon and be deemed to be adopted by any Affiliate that has adopted the Plan.

        Section 10.2-Amendments to Vesting Schedule:  If the Plan's vesting schedule is amended (or the Plan is affected in any way which directly or indirectly affects the calculation of the Participant's nonforfeitable percentage in his Accounts), each Participant whose nonforfeitable percentage in one or more of his Accounts is determined under such schedule as amended and who has completed at least three (3) Years of Service (prior to the expiration of the election period described in this Section) may irrevocably elect to have his nonforfeitable percentage determined without regard to such amendment. The Committee shall provide each such Participant with written notice of the adoption of the amendment and the availability of the election. The election must be in writing and must be filed with the Committee during the period beginning on the date the amendment is adopted and ending on the latest of the following: (a) the date sixty (60) days after the date the amendment is adopted; (b) the date sixty (60) days after the date the amendment becomes effective; or
   (c) the date sixty (60) days after the date the Participant is issued written notice of the amendment.

        Section 10.3-Action by Employer: Any action by each Employer under this Plan may be by resolution of its Board of Directors or other governing body, or by any person or persons duly authorized by resolution of said Board or body to take such action.

                                   CHAPTER 11

                        Successor Employer and Merger or
                             Consolidation of Plans

        Section 11.1-Successor Employer: In the event of the dissolution, merger, consolidation or reorganization of any Employer, provision may be made by which the Plan and Trust will be continued by the successor; and, in that event, such successor shall be substituted for the Employer under the Plan. The substitution of the successor shall constitute an assumption of Plan liabilities by the successor and the successor shall have all of the powers, duties and responsibilities of the Employer under the Plan.

        Section 11.2-Plan Assets: In the event of any merger or consoli-dation of the Plan with, or transfer in whole or in part of the assets and liabilities of the Trust Fund to another trust fund held under, any other plan of deferred compensation maintained or to be established for the benefit of all or some of the Participants of this Plan, the assets of the Trust Fund applicable to such Participants shall be transferred to the other trust fund only if:

        (a) each Participant would (if either this Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (if this Plan had then terminated);

        (b) resolutions of the Board of Directors of the Employer under this Plan, or of any new or successor employer of the affected Participants, shall authorize such transfer of assets; and, in the case of the new or successor employer of the affected Participants, its resolutions shall include an assumption of liabilities with respect to such Participants' inclusion in the new employer's plan, and

        (c) such other plan and trust are qualified under Section Section 401(a) and 501(a) of the Code.

                                   CHAPTER 12

                                Plan Termination

        Section 12.1-Right to Terminate: In accordance with the procedures set forth in this Chapter, any Employer may terminate the Plan at any time with respect to its Employees. In the event of the dissolution, merger, consolidation or reorganization of any Employer, the Plan shall terminate with respect to its Employees and the Trust Fund shall be liquidated unless the Plan is continued by a successor to the Employer in accordance with Section 11.1.

        Section 12.2-Partial Termination: Upon termination of the Plan with respect to a group of Participants which constitutes a partial termination of the Plan, as defined in the Code and regulations thereunder, the Trustee shall, in accordance with the directions of the Committee, allocate and segregate for the benefit of the Employees then or theretofore employed by the Employer with respect to which the Plan is being terminated the proportionate interest of such Participants in the Trust Fund. The Accounts of each such Participant shall be fully vested and nonforfeitable. The funds so allocated and segregated shall be used by the Trustee to pay benefits to or on behalf of Participants in accordance with Section 12.3.

        Section 12.3-Liquidation of the Trust Fund: Upon termination of the Plan, the Accounts of all Participants affected thereby shall become fully vested, and the Committee shall direct the Trustee to distribute the assets remaining in the Trust Fund, after payment of any expenses properly chargeable thereto, to Participants, Former Participants and Beneficiaries in proportion to their respective account balances.

        Section 12.4-Manner of Distribution: To the extent that no dis-crimination in value results, any distribution after termination of the Plan may be made, in whole or in part, in cash, in securities or other assets in kind, as the Trustee (in its discretion) may determine, in accordance with the provisions of Section 6.4. All non-cash distributions shall be valued at fair market value at date of distribution.

                                   CHAPTER 13

                                  Miscellaneous

        Section 13.1-Nonguarantee of Employment: Nothing contained in this Plan shall be construed as a contract of employment between any Employer and any Employee, or as a right of any Employee to be continued in the employment of the Employer, or as a limitation of the right of any Employer to discharge any of its Employees, with or without cause.

        Section 13.2-Rights to Trust Assets: No Employee or Beneficiary shall have any right to, or interest in, any assets of the Trust Fund upon termination of his employment or otherwise, except as provided from time to time under this Plan, and then only to the extent of the benefits payable under the Plan to such Employee out of the assets of the Trust Fund. All payments of benefits as provided for in this Plan shall be made solely out of the assets of the Trust Fund and none of the fiduciaries shall be liable therefor in any manner.

        Section 13.3-Nonalienation of Benefits: Benefits payable under this Plan shall not be subject in any manner, except to the extent specifically set forth in a Qualified Domestic Relations Order, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, prior to actually being received by the person entitled to the benefit under the terms of the Plan; and any such attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder, shall be void. The Trust Fund shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.

        Section 13.4-Discontinuance of Employer Contributions: In the event of permanent discontinuance of contributions to the Plan by the Employer, the Accounts of all Participants shall, as of the date of such discontinuance, become nonforfeitable.

        Section 13.5-Service of Process: With respect to any litigation arising as a result of the terms of this Plan, service of process on the Registered Agent of the Employer or on the Trustee shall constitute service of process on all necessary parties to the litigations. The person so served shall notify all necessary parties of the service of process. The settlement of judgment in any such case in which service is duly made shall be binding upon all Participants, Former Participants and their Beneficiaries, contingent beneficiaries and estates, and upon all persons claiming by, through, or under them.

        Section 13.6-Missing Payee: In the event that any check in payment of a benefit provided under the Plan has been dispatched by regular U. S. Mail to the last address of the payee, and if such check is returned unclaimed, the Trustee shall so notify the Employer and shall discontinue further payments to such payee until it receives further instructions from the Employer. If the payee cannot be found after one year of efforts to locate him or her, the Employer may direct the Trustee to treat the amount payable to the payee as a Forfeiture and allocate it pursuant to Section 5.2(b). If the payee is located after the benefits have been treated as a Forfeiture, he or she shall be paid the amount treated as a Forfeiture, without adjustment for Income thereafter. The amount paid to the payee shall be funded by Income, Forfeitures or the Employer contribution for the year in which paid.

        Section 13.7-Applicable Law: This Plan shall be construed and enforced under ERISA, the Code and the laws of the State of Wisconsin to the extent not preempted by federal law and all provisions hereof shall be administered in accordance with the provisions of Part 4 of Title I of ERISA.

        Section 13.8-Qualified Status of Trust: The Employer intends that the Trust herein created shall be exempt from federal income taxation under Section 501(a) of the Code, and until advised to the contrary, the Trustee may assume that the Trust is so qualified and is entitled to tax exemption.

        Section 13.9-Top Heavy Rules: The provisions of this Section apply only if the Plan is Top Heavy; however, the Plan is not currently Top Heavy and is never anticipated to be Top Heavy. Thus, currently this
   Section 13.9 has no applicability to the Plan but is included herein to comply with Code qualification requirements.

        (a)  Definitions:

             (1) Determination Date: The last day of the Plan Year pre-ceding the Plan Year in which a Top Heavy Ratio is being cal-culated.

             (2) Five Percent Owner: Any person who owns (or is deemed to own, pursuant to the attribution rules of Section 318 of the
             Code) more than five percent (5%) of the Employer.

             (3) Key Employee: Any Employee or former Employee (including those who have died) or Beneficiary of either who at any time during the Plan Year in question, or any of the four preceding Plan Years, is:

                  (i) an officer of the Employer having annual compensation greater than fifty percent (50%) of the limit on Additions under Code Section 415(b)(1)(A) for any such Plan Year,

                  (ii) one of the 10 persons owning both (after applying the attribution rules in Code Section 318) the largest interest and at least a five-tenths percent (.5%) interest in the Employer and having annual compen-sation from the Employer which exceeds the limit in effect on Additions under Code Section 415(c)(1)(A),

                  (iii)     a five percent (5%) owner of the Employer, or

                  (iv) a one percent (1%) owner of the Employer whose annual compensation exceeds $150,000.00.

             No more than fifty (50) Employees or, if lesser, the greater of three (3) or ten percent (10%) of all of the Employees of the Employer need be considered as officers. For purposes of (ii) above, if two Employees own the same interest in the Employer, the Employee having greater annual compensation from the Em-ployer shall be treated as owning a larger interest. Annual compensation means compensation as defined in Code Section 415(c)(3), but including amounts contributed by the Employer pursuant to a salary reduction agreement which are excludible from the employee's gross income under Code Section Section 125, 402(a)(8), 402(h) or 403(b). Interpretations of this subsection shall be made using valid regulations promulgated under Code
             Section 416.

             (4) Non-Key Employee: Any Employee, including a Beneficiary thereof, who is not a Key Employee.

             (5) Permissive Aggregation Group: The Required Aggregation Group plus any qualified plans maintained by the Employer, in-cluding simplified employee pension plans, but only if such group of plans in the aggregate would satisfy the requirements of both Section 401(a)(4) and Section 410 of the Code.

             (6) Required Aggregation Group: All of the qualified plans, including simplified employee pension plans, maintained by the Employer (i) in which at least one Key Employee participates, and (ii) any other such qualified plan which enables a plan described in (i) to meet the requirements of Section 401(a)(4) or Section 410 of the Code.

             (7) Top Heavy: A status attained by the Plan for any Plan Year if the Top Heavy Ratio, as of the Determination Date, exceeds sixty percent (60%).

             (8) Top Heavy Ratio: A fraction, the numerator of which is the sum of the present value of all of the Accounts of all Key Em-ployees, except deductible participant contribution accounts and Rollover Accounts, if any, and the denominator of which is a similar sum for all Participants and Former Participants. Distributions made during the Plan Year and each of the preceding four Plan Years shall be included in both the numerator and the denominator of the fraction. There shall not be included, however, the Account of any person who has not performed any service for the Employer during the year of calculation or any of the preceding four Plan Years.

                  If the Employer maintains qualified plans other than this
             Plan (including a simplified employee pension plan), the ratio shall be calculated using all plans within a Required Aggrega-tion Group, including those which, but for termination, would have been part of such Group, and may be calculated using all plans within a Permissive Aggregation Group.

        (b) Minimum Allocation of Employer Contribution: In any Plan Year in which this Plan is Top Heavy, there shall be allocated to the Employer Contribution Account of each Participant who is a Non-Key Employee an amount which at least equals the lesser of:

             (1) three percent (3%) of the Non-Key Employee's compensation for that Plan Year, or

             (2) the allocation which represents the highest percentage of compensation (but not over $150,000 or such other amount required by law) allocated to the Employer Contribution and 401(k) Contribution Accounts of any Key Employee. Allocation calculations under this Section shall include Employer and 401(k) Contributions and forfeitures to all defined contribution plans maintained by the Employer.

             This minimum allocation shall be made even though, under other Plan provisions, the Participant would not otherwise be entitled to receive an allocation, or would have received a lesser allocation for the Plan Year because of the Participant's failure to complete 1,000 hours of employment (or any equivalent provided in the Plan), the Participant's failure to make mandatory Employee contributions to the Plan, if any are required, or the Participant's compensation being less than a stated amount. No minimum allocation is required, however, for any Participant who is not an Employee of the Employer on the last day of the Plan Year.

             Compensation, for purposes of this Section, shall mean total compensation as defined in Section 5.3 but calculated with respect to the applicable Plan Year.

        (c) Top-Heaving Vesting: For any Plan Year in which this Plan is Top-Heavy, the vesting schedule in Section 6.3 shall not apply and each Participant shall have a nonforfeitable right in the following percentage of his Employer Contribution Account:


                    If the Participant's His/Her Vested

                Years of Service are:    Percentage Is:

                     Less than 2                0%
                     2 but less than 3         20%
                     3 but less than 4         40%
                     4 but less than 5         60%
                     5 but less than 6         80%
                     6 or more                100%


             This Top-Heavy vesting schedule also applies to benefits accrued before the Plan becomes Top-Heavy and such schedule shall not have the effect of reducing a Participant's vested benefits as of such date. This Section does not, however, apply to the Accounts of any Employee who is not credited with an hour of employment after the Plan initially becomes Top-Heavy, and his or her vested benefits shall be determined in accordance with Section 6.3 without regard to this Section. If, for any Plan Year, the vesting schedule shifts in or out of the schedule set forth in this Section because the Plan's Top-Heavy status changes, no reduction in a Participant's vested benefits shall occur, and the provisions of Section 10.2 shall apply because such shift is an amendment to the vesting schedule.

        Section 13.10-Additions: Amounts allocated to an individual medical account, as defined in Code Section 415(l)(2), which is part of a pension or annuity plan maintained by the Employer are treated as Additions to a defined contribution plan for purposes of Section 2.1(c). Amounts derived from contributions paid or accrued, which are attributable to post-retire-ment medical benefits allocated to the separate account of a Key Employee, as defined in Code Section 419A(d)(3), under a welfare benefit fund, as defined in Code Section 419(e), maintained by the Employer, shall also be treated as Additions. The provisions of this Section currently have no applicability to this Plan, but nonetheless are included herein to comply with Code qualification requirements.

        Section 13.11-Highly Compensated Employees: For purposes of Section 2.1(v), a highly compensated former employee includes any Employee who separated from service (or was deemed to have separated) prior to the determination year, performs no service for the Employer during the determination year, and was a highly compensated active employee for either the separation year or any determination year ending on or after the Employee's 55th birthday. The provisions of this Section currently have no applicability to this Plan, but nonetheless are included herein to comply with Code qualification requirements.

        Section 13.12-Disability Plan: If the termination of employment triggering payment under Section 6.1 was caused by a Disability involving the loss of use of a member or function of the Participant's body or permanent disfigurement, then notwithstanding Section 6.1, the payment of benefits must commence within 90 days after the Valuation Date following the Committee's determination of the existence of such a Disability unless the Participant elects to delay payment. It is intended that the separate distribution provision of this Section and this Plan serve as an accident and health plan paying benefits exempt from income taxes pursuant to
   Section 105(c) of the Code, in addition to its function as a qualified employee benefit plan under Section 401(a) of the Code, to the greatest extent legally permissible.

        IN WITNESS WHEREOF, the parties hereto have caused this Plan to be executed in their respective names as of the 12th day of March, 1996.

                            BADGER PAPER MILLS, INC.


                            By:/s/E.A. Meyer, Jr.
                                E.A. Meyer, Jr., Chairman


                            PLAS-TECHS, INC.


                            By:/s/E.A. Meyer, Jr.
                                E.A. Meyer, Jr., Chairman of MBK RIVERVIEW
                                CORP., which is the sole shareholder of
                                 PLAS-TECHS, INC.


                            TRUSTEE:  NORWEST BANK MINNESOTA, N.A.


                            By:/s/Karen J. Sesbeau
                                Karen J. Sesbeau

                                 Title:  Assistant Vice President